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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                         Years Ended December 31
                                                             1995                  1994               1993
                                                             ----                  ----               ----
                                                                       (Thousands of Dollars,
                                                                 Except Share and Per Share Amounts)

Primary
-------
Net income (loss)                                        $      1,514        $     (1,103)          $    2,603

Weighted average shares                                     9,522,562            9,494,196            9,393,350

Net income (loss) per common share                       $        .16        $       (.12)          $      .28

Fully Diluted
-------------

Net income (loss)                                        $      1,514        $     (1,103)          $    2,603

Add:
    Interest on convertible debentures, net of
    applicable income taxes                              $      1,030        $       1,079          $    1,317

Net income (loss) for fully diluted net income
per share                                                $      2,544        $        (24)          $    3,920

Weighted average shares used in calculating
primary net income (loss) per share                         9,522,562            9,494,196            9,393,350

Add:
    Shares issuable upon conversion of
    convertible debentures                                  1,079,028            1,182,238            1,254,286

Stock options                                                     173                   --                   --

Weighted average shares used in calculating
fully diluted net income (loss) per common share           10,601,763           10,676,434          10,647,636

Fully diluted net income (loss) per common share         $        .24        $          --          $      .37